EXHIBIT 99.1

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Contact:
Donna Crump-Butler, (305) 231-6707
dbutler@BankUnited.com
Savannah Whaley, (954) 776-1999, x225
swhaley@piersongrant.com

BankUnited Hires General Counsel

MIAMI LAKES, Fla. (August 14, 2020) – BankUnited announced the hiring of Kevin A. Malcolm as senior executive vice president and general counsel, effective September 14, 2020. An accomplished corporate law executive, Malcolm will be responsible for overseeing BankUnited's legal and compliance functions. He will fill the position currently held by Michael Alford, who is leaving the financial industry to pursue his ordination as a priest in the Episcopal Church.

“Kevin’s extensive experience in regulatory, litigation, corporate acquisitions and securities law will be an important asset for us and we are excited to welcome him to the BankUnited team,” said Rajinder P. Singh, BankUnited’s chairman, president & chief executive officer.

Malcolm comes to BankUnited from VeriFone, where he served as vice president, head of legal for Europe, Middle East and Africa after previously serving as primary legal counsel for the company’s global taxi systems business in the role of vice president, strategic business development and legal. Previously, he was general counsel and vice president business and legal affairs for Curb Mobility, a payments, mobility and digital media technology company based in New York City with operations throughout North America and the United Kingdom.  Malcolm began his career as an M&A and corporate finance attorney in London, England and Los Angeles with global law firms Simpson Thatcher & Bartlett LLP and Skadden Arps Slate Meagher & Flom LLP, where he represented leading private equity funds and their portfolio companies.

After receiving his bachelor’s of fine arts degree from New York University’s Tisch School of the Arts, Malcolm graduated with his juris doctor degree from Columbia University School of Law.

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About BankUnited, N.A.
BankUnited, Inc.(NYSE: BKU), with total assets of $34.7 billion at June 30, 2020, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with banking centers in Florida and New York metropolitan area. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.Official and on Twitter @BankUnited.